Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors
Verso Technologies, Inc.:
We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 333-74258, 333-74264, 333-59372, 333-92337, 333-85107, 333-80501, 333-26015, 333-124037 and 333-124038) and on Form S-3 (Nos. 333-66292, 333-45028, 333-108613, 333-113759 and 333-123591) of Verso Technologies, Inc. of our report dated September 21, 2005 with respect to the consolidated balance sheet of Verilink Corporation and Subsidiaries as of July 1, 2005 and the related consolidated statements of operations and comprehensive loss, changes in stockholders’ equity and cash flows for the year then ended, which report appears in the Amendment No. 1 to the Current Report on Form 8-K/A filed by Verso Technologies, Inc. to which this consent is an exhibit.
/s/ Ehrhardt Keefe Steiner & Hottman PC
Denver, Colorado
August 31, 2006